UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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YAHOO! INC.

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VERIZON COMMUNICATIONS INC.

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Social Media Communication
AOL Advertising (@AOLAdvertising) Tweet, September 20, 2016

'We will not be a walled garden': AOL's Tim Armstrong on the Verizon trifecta's open strategy

The chief executive of AOL is betting on its new union with Yahoo reaching 2 billion consumers by 2020, differentiating itself in the marketplace with a brand-first focus and an open data strategy.
Tim Armstrong, the ex-Googler expected to continue heading up Verizon's new stack, is clear that despite his charge comprising "the original brands of the internet", the revived offering must ignite a challenger mentality against the behemoths of Facebook and Google.
"If Facebook is about social and Google is about search, then we want to be about brand," he told The Drum. "We will have a totally differentiated strategy and that strategy will enable the best brands in the world to have brand metrics, brand planning, brand ROI and brand interactions with consumers that are very unique from Google and Facebook."
Another differentiator – and one that will no doubt mean more to planners than an early lip service to brands – will be the group's approach to data. The AOL/Yahoo offering is preparing to buck the trend of walled garden models, and instead use its open strategy to lure in marketers sick of the Big Two's limiting environment.
"AOL got into a lot of trouble as a company when it went to a walled garden mode back in the early 2000s," explained Armstrong. "We're taking the total opposite approach. We want to be the company without walls: the open company.
"We're one of the only companies in the world that partners with Google, Facebook, Apple, Amazon, Snapchat … there's not a scale partner in the digital space that we don't partner with and we're probably the only large scale company that partners with everybody overall. So we take a very open mentality to the world, and we're going to continue to do that. We will not be a walled garden."

Beyond mobile-first
Armstrong is almost fervent in his belief in "mobile-everything", believing the next 3 billion people to get online will access information without a desktop. The stack plans on anchoring itself on mobile and mercilessly "drag operations and brands" into the format. The CEO also believes this focus has enticed and will entice the best talent to the operation – another differentiator to Facebook and Google.
"I think most of our talent has [come from] challenger companies that have had to change," he said. "Some of the companies we've acquired have been mobile only, such as Millennial Media [now part of One by AOL], and the majority of our traffic now is mobile.
"We have a smaller headcount company than the companies in front of us and we have challenger brands and challenger platforms that are forced to get to move to mobile. 'Mobile everything' is really what our talent base has to be focused on."
It will be a little while before the stack is ripe for market. However Armstrong hopes to see proof points as early as next year. "I think 2018 you'll really start to see us with our combined assets and a simple focus, and then by 2020 I'm hoping we get to 2 billion consumers."
The boardroom will certainly be happy with 2 billion in just four years' time, although "being the brand company" and doing that challenger role well is more important to Armstrong.
He added: "I think Google and Facebook are going to do a tremendous job, and there's also new entrant Snapchat. But we have a nice area of the market that we can do a really good job at, and we're going to focus on that."

Important Additional Information and Where to Find It
On September 9, 2016, Yahoo! Inc. ("Yahoo") filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement regarding the proposed sale of Yahoo's operating business to Verizon Communications Inc. ("Verizon") and related transactions, and the definitive version of which will be sent or provided to Yahoo stockholders. BEFORE MAKING ANY VOTING DECISION, YAHOO'S STOCKHOLDERS ARE STRONGLY ADVISED TO READ YAHOO'S PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO WHEN THEY BECOME AVAILABLE) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and stockholders can obtain a free copy of Yahoo's proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo with the SEC in connection with the proposed transactions for no charge at the SEC's website at www.sec.gov, on the Investor Relations page of Yahoo's website investor.yahoo.net or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

Yahoo and its directors and executive officers, as well as Verizon and its directors and executive officers, may be deemed participants in the solicitation of proxies from Yahoo's investors and stockholders in connection with the proposed transactions. Information concerning the ownership of Yahoo securities by Yahoo's directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo's annual report on Form 10-K for the year ended December 31, 2015, as amended, and Yahoo's proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 23, 2016. Information about Verizon's directors and executive officers is set forth in Verizon's annual report on Form 10-K for the year ended December 31, 2015 and Verizon's proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 21, 2016. Information regarding Yahoo's directors, executive officers and other persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in connection with the proposed transactions, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement relating to the proposed transactions when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated above.